Exhibit 5.1

Our ref:	AMCK/1062033/0004/435006v1

29 November 2022
G Medical Innovations Holdings Ltd. PO Box 10008, Willow House Cricket Square, Grand Cayman KY1-1001 Cayman Islands
Dear Sirs

G Medical Innovations Holdings Ltd. (the “Company”)

We have acted as Cayman Islands legal counsel to the Company in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act 1933, as amended (the “Securities Act”), and prospectus supplement dated 16 September 2018 filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”) through which the Company may offer from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, pursuant to the Sales Agreement (defined below), up to the aggregate amount of US$3,000,000, of ordinary shares of par value US$3.15 each in the Company (the “Ordinary Shares”).

This Opinion is given only on the laws of the Cayman Islands in force at the date hereof and is based solely on matters of fact known to us at the date hereof. We have not investigated the laws or regulations of any jurisdiction other than the Cayman Islands. We express no opinion as to matters of fact or, unless expressly stated otherwise, the commercial terms or veracity of any representations or warranties given in or in connection with any of the documents set out in Section 2.

In giving this Opinion we have reviewed originals, copies, drafts, and certified copies of the documents set out in Section 2. This Opinion is given on the basis that the assumptions set out in Section 3 (which we have not independently investigated or verified) are true, complete and accurate in all respects. In addition, this Opinion is subject to the qualifications set out in Section 4.

1.	Opinions

The Ordinary Shares have been duly authorised by the Company and, when the issue of Ordinary Shares has been recorded in the Company’s register of members and the consideration in respect of such Ordinary Shares (being not less than the par value of the Ordinary Shares) has been fully paid in accordance with the terms of the Sales Agreement, such Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid to the Company by the holders thereof in connection with the issue of such shares).

2.	Documents Reviewed

The documents listed in this Section 2 are the only documents and/or records we have examined and relied upon and the only searches and enquiries we have carried out for the purposes of this Opinion.

(a)	The certificate of incorporation dated 21 August 2014 and the certificate of incorporation on change of name of the Company dated 28 December 2016, the amended and restated memorandum and articles of association (the “Memorandum and Articles”) as adopted on 15 November 2022, and the Register of Directors, in each case, of the Company.

Carey Olsen Singapore LLP (Registration No. T15LL1127K) is a limited liability partnership registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A)

(b)	A certificate of good standing relating to the Company issued by the Registrar of Companies of the Cayman Islands (the “Registrar”) dated 18 November 2022.

(c)	The Registration Statement and Prospectus Supplement.

(d)	The at-the-market programme sales agreement dated 16 September 2022 between the Company and A.G.P/Alliance Global Partners (the “Sales Agreement”).

(e)	The signed written resolutions of the board of directors of the Company dated 19 September 2022 (the “Resolutions”).

3.	Assumptions

We have assumed: (a) the authenticity, accuracy and completeness of all documents supplied to us, whether as originals or copies and of all factual representations expressed in or implied by the documents we have examined; (b) that where we have been provided with a document in executed form or with only the signature page of an executed document, that such executed document does not differ from the latest draft version of the document provided to us and, where a document has been reviewed by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen; (c) all signatures, initials and seals are genuine; (d) the Memorandum and Articles remain in full force and effect and are unamended; (e) that the Sales Agreement has been duly executed and delivered by all other parties thereto (other than the Company as a matter of Cayman law); (f) the full power (including both capacity and authority), legal right and good standing of each of the parties (other than the Company as a matter of Cayman law) to the Sales Agreement to execute, date, unconditionally deliver and perform their obligations under the Sales Agreement; (g) that the Sales Agreement relating to any Ordinary Shares to be offered and sold constitute legal, valid and binding obligations, enforceable in accordance with their terms of each of the parties in accordance with all applicable laws (other than the Company as a matter of Cayman law); (h) there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions contemplated by the Prospectus Supplement or the Sales Agreement; (i) that the issuance and sale of and payment for the Ordinary Shares will be in accordance with the Sales Agreement and the Registration Statement; (j) there is no, and no party is aware of any, improper purpose for the issue of the Ordinary Shares; and (k) no law or regulation of any jurisdiction other than the Cayman Islands qualifies or affects this Opinion.

4.	Qualifications

This Opinion is subject to the following qualifications:

(a)	The register of members of a Cayman Islands company provides prima facie evidence of the legal ownership of registered shares in a company. No purported creation or transfer of legal title to Ordinary Shares is effective until the register of members is updated accordingly. However, an entry in the register of members may be subject to rectification (for example, in the case of fraud or manifest error).

(b)	Any issue of Ordinary Shares that takes place after the commencement of the winding up of the Company is void unless consented to by the liquidator (in the case of a voluntary winding up of the Company) or the courts of the Cayman Islands (in the case of a court-supervised winding up of the Company).

(c)	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar within the time frame prescribed by law.

We express no opinion in respect of the enforceability of any provision in the Prospectus Supplement and the Sales Agreement which purports to fetter the statutory powers of the Company.

This Opinion (and any obligations arising out of or in connection with it) is given on the basis that it shall be governed by and construed in accordance with the current law and practice in the Cayman Islands. By relying on the opinions set out in this Opinion the addressee(s) hereby irrevocably agree(s) that the courts of the Cayman Islands are to have exclusive jurisdiction to settle any disputes which may arise in connection with this Opinion.

We hereby consent to the filing of this opinion as an exhibit to a Report of Foreign Private Issuer on Form 6-K being filed by the Company and to the use of our name therein. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Carey Olsen Singapore LLP

Carey Olsen Singapore LLP